Exhibit 2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of April 7, 2008, by and between Neurogen Corporation, a Delaware corporation (the “Company”), and the several purchasers identified in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.            The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B.            The Purchasers wish to purchase from the Company, and the Company wishes to sell and issue to the Purchasers, upon the terms and conditions stated in this Agreement: (i) up to an aggregate of 981,411 shares (the “Shares”) of the Company’s Series A Exchangeable Preferred Stock, par value $0.025 per share (the “Series A Preferred Stock”) and (ii) warrants in the form attached hereto as Exhibit B (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.025 per share (the “Common Stock”). Solely for descriptive purposes as set forth herein, the Shares and Warrants may be denominated in “Units”, with each Unit consisting of one Share and one Warrant exercisable for a number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which one Share is exchangeable. Subject to the transfer restrictions set forth herein, the Shares and the Warrants will be immediately separable upon issuance. The Common Stock issuable upon Exchange shall be referred to herein as the “Exchange Shares” and the shares of Common Stock underlying the Warrants shall be referred to herein as the “Warrant Shares.” The Shares, the Warrants, the Exchange Shares and the Warrant Shares shall collectively be referred to herein as the “Securities.”

C.            Subject to the terms and conditions set forth herein, 981,411 Units will be issued and sold to the Purchasers on the Closing Date (as defined below) for a per Unit purchase price equal to $31.20 (the “Per Unit Purchase Price”), or $30,620,023.20 in the aggregate.

D.            Contemporaneously with the sale of the Units, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.          Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

(a)        “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b)        “Certificate of Designations” means the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock of the Company, substantially in the form attached hereto as Exhibit D.

(c)        “Exchange” means the exchange of the Series A Preferred Stock for shares of Common Stock in accordance with the terms of the Certificate of Designations.

(d)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(e)        “Majority Purchasers” shall mean Purchasers holding a majority of the Shares issued hereunder; provided however, that with respect to any amendment to Exhibit A or the proviso of this definition (other than immaterial changes to correct definitive legal names of the Purchasers set forth in Exhibit A) it shall mean a unanimous vote of all of the Purchasers.

(f)         “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, among the Company and the Purchasers.

(g)        “Registration Statement” shall mean any registration statement to be filed by the Company pursuant to Registration Rights Agreement.

(h)        “SEC Documents” shall mean: (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended on April 4, 2008; and (ii) any other statement, report, registration statement (other than registration statements on Form S-8) or definitive proxy statement filed by the Company with the SEC following the date hereof.

(i)         “Transaction Agreements” shall mean this Agreement, the Warrants and the Registration Rights Agreement.

2.          Authorization of Shares; Purchase and Sale of Units.

2.1           Authorization of Shares.  On or prior to the Closing, the Company shall have authorized the sale and issuance of up to an aggregate of 981,411 Units, on the terms and conditions set forth in this Agreement. The terms, limitations and relative rights and preferences of the Shares shall be as set forth in the Certificate of Designations.

2.2           Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly with the other Purchasers, hereby agrees to purchase from the Company, at the Closing (as defined below), the number of Units set forth opposite the name of such Purchaser under the heading “Number of Units to be Purchased” on Exhibit A hereto, for a per Unit purchase price equal to the Per Unit Purchase Price.  The total purchase price payable by each Purchaser for the Units that such Purchaser is hereby agreeing to purchase at the Closing is set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price” on Exhibit A hereto (such Purchaser’s “Closing Purchase Price”).

2.3           Closing.  Upon confirmation that all of the conditions to closing specified in Sections 5.1 and/or 5.2 have been satisfied or duly waived by the Purchasers and/or the Company, as applicable, the Company shall deliver to Latham & Watkins LLP, counsel to the Company, in trust, a certificate or certificates, registered in such name or names as the Purchasers may designate, representing the Units, with instructions that such certificates are to be held for release to the Purchasers only upon payment in full of the Closing Purchase Price to the Company by all the Purchasers.  Upon such receipt by Latham & Watkins LLP of such certificates, each Purchaser shall promptly, but no more than one Business Day thereafter, cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in the amount representing such Purchaser’s Closing Purchase Price as set forth on Exhibit A hereto.  On the date (the “Closing Date”) the Company receives the Closing Purchase

Price from all of the Purchasers, the certificates evidencing the Units shall be released to the Purchasers (the “Closing”).  The Closing shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626-1925, or at such other location and on such other date as the Company and the Purchasers shall mutually agree.

3.          Representations and Warranties of the Company.

Except as otherwise described in the SEC Documents or in the Disclosure Schedule delivered herewith (and dated as of the date of this Agreement), the Company hereby represents and warrants to each of the Purchasers as follows:

3.1           Financial Statements. The financial statements of the Company included in the SEC Documents, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. No other financial statements or schedules are required to be included in the SEC Documents. Any disclosures contained in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a material effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

3.2           No Material Adverse Change in Business. Since December 31, 2007: (a) there has been no material adverse change, or any development that would be reasonably expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings or business affairs of the Company and the Subsidiary (as defined below) taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”); (b) there have been no transactions entered into by the Company or any the Subsidiary, other than those in the ordinary course of business, which are material with respect to the Company and the Subsidiary taken as a whole; (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock; and (d) the Company has not incurred any debt (excluding accrued expenses and trade payables) or other liability (whether or not required to be reflected on a balance sheet) for borrowed funds at any time outstanding, exceeding $1.0 million.

3.3           Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and to enter into and perform its obligations under the Transaction Agreements; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

3.4           Good Standing of Subsidiary. Neurogen Properties, LLC (the “Subsidiary”) has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation, has limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents, and is duly qualified as a foreign limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect; all of the issued and outstanding membership interests of the Subsidiary have been duly authorized and are validly issued, fully-paid and non-assessable and are owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding membership interests of the Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of the Subsidiary. The Subsidiary is the only subsidiary of the Company.

3.5           Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company consisted of 75,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.025 per share (the “Preferred Stock”), of which 981,411 shares have been designated as Series A Preferred Stock. As of immediately following the Closing and assuming all Purchasers purchase the Units indicated on Exhibit A:

(a)        The issued and outstanding capital stock of the Company will consist of: (x) 42,051,770 shares of Common Stock; and (y) 981,411 shares of Series A Preferred Stock; and

(b)        The Company will have an aggregate of: (x) 5,174,348 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Company’s outstanding option plans and employee stock purchase programs (collectively, the “Option Plans”); (y) no Exchange Shares reserved for issuance upon the Exchange and (z) 12,758,343 Warrant Shares reserved for issuance upon exercise of the Warrants.

Except for the warrants and options granted under the Option Plans, the Company does not have outstanding any options to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock. All of the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non assessable, and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

3.6           Authorization of Agreement. The Company has full corporate power and authority to (a) enter into the Transaction Agreements and to consummate the transactions contemplated hereby and thereby and (b) authorize, execute, issue, and deliver the Units as contemplated by the Transaction Agreements. The Transaction Agreements have been duly authorized, executed and delivered by the Company, and constitute legal and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.7           Authorization of the Securities.

(a)        The Units to be issued at the Closing have been duly authorized and reserved for issuance and sale to the Purchasers pursuant to this Agreement, and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, the Closing will be duly and validly issued and fully paid and non-assessable.

(b)        After giving effect to the stockholder approval of the Proposal,  the Exchange shares will be duly authorized and reserved for issuance to the holders of the Shares, and, when issued and delivered by the Company pursuant to the terms of the Shares, will be duly and validly issued and fully paid and non-assessable.

(c)        The Warrant Shares underlying the Warrants to be issued at the Closing have been duly and validly authorized and reserved for issuance upon exercise of the Warrants, and, when issued and delivered by the Company pursuant to the holder of such Warrant against payment of the consideration set forth therein, the Warrant Shares will be duly and validly issued and fully paid and non-assessable.

(d)        No holder of the Securities will be subject to personal liability by reason of being such a holder, and the issuance of the Securities is not and will not be subject to preemptive or other similar rights of any securityholder of the Company.

3.8           Absence of Defaults and Conflicts. Neither the Company nor the Subsidiary is (A) in violation of its charter or by- laws, or (B) except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or the Subsidiary is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or the Subsidiary is subject (collectively, “Agreements and Instruments”) and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and compliance by the Company with its obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not be reasonably likely to result in a Material Adverse Effect), nor will such action result in (C) any violation of the provisions of the charter or by laws of the Company or the Subsidiary or (D) except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or the Subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or the Subsidiary.

3.9           Absence of Labor Dispute. No material labor dispute with the employees of the Company or the Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of the Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

3.10         Absence of Proceedings. There is no claim, action, suit, proceeding, inquiry, audit, review or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against the Company or the Subsidiary, or, to the knowledge of the Company, otherwise involving the Company or the Subsidiary which is required to be disclosed in the SEC Documents (other than as disclosed therein), or which would be reasonably likely to result in a Material Adverse Effect, or which would be reasonably likely to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or the Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the SEC Documents, including ordinary routine litigation incidental to the Company’s conduct of its business, would not be reasonably likely to result in a Material Adverse Effect.

3.11         Absence of Rulemaking or Similar Proceedings. To the Company’s knowledge, there are no rulemaking or similar proceedings before the Food and Drug Administration, the Department of Health and Human Services, the Centers for Medicare and Medicaid Services or any other federal, state, local or foreign governmental bodies that regulate the Company’s or the Subsidiary’s activities, which would reasonably be expected to have a Material Adverse Effect.

3.12         Accuracy of Descriptions and Exhibits. There are no statutes, regulations, contracts or documents which are required to be described in the SEC Documents or to be filed as exhibits thereto which have not been so described and filed as required.

3.13         Possession of Intellectual Property. The Company and the Subsidiary own or license or have rights to use, make, sell, and otherwise exploit, all Intellectual Property necessary for the conduct of the Company’s business as now conducted except as such failure to own or license such rights would not have a Material Adverse Effect. To the knowledge of the Company, there is no infringement, misappropriation or violation by other parties of any Intellectual Property described in the preceding sentence, except as such infringement, misappropriation or violation would not reasonably be expected to have a Material Adverse Effect. Except as previously disclosed in the Company’s filings with the SEC, there is no pending, or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others to which the Company or the Subsidiary is a party, or to the knowledge of the Company, otherwise challenging the Company’s or the Subsidiary’s rights in or to, or exploitation of, any such Intellectual Property, and the Company has no knowledge of any facts which would form a reasonable basis for any such claim. The Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and the Company has no knowledge of any facts which would form a reasonable basis for any such claim. There is no pending or to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim and has no knowledge of any other fact which would form a reasonable basis for any such claim. To the Company’s knowledge, no employee or independent contractor of the Company is in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer or independent contractor where the basis of such violation relates to such employee’s employment or independent contractor’s engagement with the Company or actions undertaken while employed or engaged with the Company, except as such violation would not reasonably be expected to have a Material Adverse Effect. “Intellectual Property” shall mean all patents, patent rights, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures owned, licensed or used by the Company.

3.14         Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Units hereunder or the consummation of the transactions contemplated by this Agreement, except such as: (a) have been already obtained or made; or (b) as may be required under the Securities Act, the rules and regulations promulgated thereunder or state securities laws.

3.15         Absence of Manipulation. Neither the Company nor, to the knowledge of the Company any affiliate of the Company has taken, nor will the Company or, to the knowledge of the Company, any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

3.16         Possession of Licenses and Permits. The Company and the Subsidiary possess such regulatory and quasi-regulatory permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and the Subsidiary are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor the Subsidiary has received notice of any proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

3.17         Regulatory Authorities.

(a)        The Company and the Subsidiary: (A) are and at all times have been in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”); (B) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration or any other federal, state or foreign governmental authority having authority over the Company (“Governmental Authority”) alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possess all Authorizations (except as would not reasonably be expected to have a Material Adverse Effect) and such Authorizations are valid and in full force and effect and are not in material violation of any term of any such Authorizations (except as would not reasonably be expected to have a Material Adverse Effect); (D) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) have not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Authority is considering such action; and (F) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

(b)        The studies, tests and preclinical and clinical trials conducted by or on behalf of the Company and the Subsidiary were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312; the descriptions of the results of such studies, tests and trials contained in the SEC Documents are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; the Company is not aware of any studies, tests or trials the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the SEC Documents when viewed in the context in which such results are described and the clinical state of development; and neither the Company nor the Subsidiary has received any notices or correspondence from any Governmental Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials after they were initiated and which were conducted by or on behalf of the Company or the Subsidiary.

3.18         Compliance with Health Care Laws. Neither the Company or the Subsidiary, nor their respective officers, directors, employees, agents and contractors (exercising their respective duties on behalf of the Company or the Subsidiary), nor the Company’s or the Subsidiary’s business operations, is, or at any time has been, in violation of any Health Care Laws, except where such violation would not reasonably be expected to result in a Material Adverse Effect. “Health Care Laws” shall mean (A) the federal Food, Drug and Cosmetic Act (21 U.S.C. §321 et seq.), and the regulations promulgated thereunder, (B) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the Civil False Claims Act (31 U.S.C. §3729 et seq.), the Administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (C) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d-1320d-8), the regulations promulgated thereunder and comparable state laws, (D) the Controlled Substances Act (21 U.S.C. §801 et seq.), (E) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (F) quality, safety and accreditation standards and requirements of all applicable foreign or state laws or regulatory bodies, and (G) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (A) through (F) as may be amended from time to time.

3.19         Title to Property. The Company and the Subsidiary have good and marketable title to all real property owned by the Company and the Subsidiary and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as would not, singly or in the aggregate, materially adversely affect the value of such property, and do not interfere with the use made and proposed to be made of such property by the Company or the Subsidiary; and all of the leases and subleases material to the business of the Company and the Subsidiary, taken as a whole, and under which the Company or the Subsidiary holds properties described in the SEC Documents, are in full force and effect, and neither the Company nor the Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or the Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or the Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

3.20         Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as contemplated hereunder, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.21         Environmental Laws. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor the Subsidiary is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and the Subsidiary have all permits, authorizations and approvals required under any applicable Environmental Laws (except where the absence of such permits, authorizations and approvals would not reasonably be expected to have a Material Adverse Effect) and are each in compliance with their requirements in all material respects, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or the Subsidiary and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or the Subsidiary relating to Hazardous Materials or any Environmental Laws.

3.22         Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the SEC Documents or otherwise registered by the Company under the Securities Act, except under the Securities Purchase Agreement by and between the Company and the investors listed on the signature pages thereto dated as of March 19, 2004 as amended on March 26, 2004, which rights have been waived in connection with the transactions contemplated under the Transaction Agreements.

3.23         ERISA. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is or has been maintained, administered or contributed to by the Company or any member of any group that includes or has included the Company (as determined under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Company Affiliate”) for their employees or former employees has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code to the knowledge of the Company; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan, excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, there has not occurred any “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA, respectively, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined as of the plan’s most recent actuarial report using the actuarial assumptions set forth therein, and such actuarial assumptions are reasonable in the aggregate. Neither the Company nor any Company Affiliate has incurred or is reasonably expected to incur any liability to any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither the Company nor any Company Affiliate has incurred or is reasonably expected to incur any liability under any “welfare plan” within the meaning of Section 3(1) of ERISA that provides benefits to retired or terminated employees (other than as required by Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA).

3.24         Accounting Controls. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded value for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.25         Insurance. The Company and the Subsidiary carry, or are covered by, insurance issued by insurers in such amounts and covering such risks as the Company has determined is reasonably adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; and neither the Company nor the Subsidiary have (i) received written notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business. All such insurance is outstanding and duly in force on the date hereof.

3.26         Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or the Subsidiary, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or the Subsidiary, on the other, that is required by the Securities Act to be described in the SEC Documents and that is not so described therein.

3.27         Foreign Corrupt Practices Act. Neither the Company nor the Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee acting on behalf of the Company or the Subsidiary has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.28         Money Laundering Laws. The operations of the Company and the Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.29         Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects.

3.30         Sarbanes-Oxley Act. There has been no failure on the part of the Company or to the knowledge of the Company, on the part of any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act, including without limitation Section 402 related to loans.

3.31         S-3 Eligibility. The Company is eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for resale by the Purchasers as contemplated by the Registration Rights Agreement, according to the eligibility requirements for the use of Form S-3 in transactions involving secondary offerings as set forth in General Instructions I.A, II.B.3 and II.B.4(a)(3) of Form S-3.

3.32         Insider Trading. The Company has a written insider trading policy applicable to all officers and directors of the Company.

3.33         Taxes. The Company the Subsidiary have timely filed all federal, state, local and foreign income and franchise tax returns required to be filed and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company or the Subsidiary are contesting in good faith or which are not material. There is no pending dispute with any taxing authority relating to any of such returns and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company or the Subsidiary for which there is not an adequate reserve reflected in the Company’s financial statements included in the SEC Documents.

3.34         Stock Options. All Company options have been appropriately authorized by the board of directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company options reflect the fair market value of the Company’s Common Stock as determined under Section 409A of the Code on the date the option was granted (within the meaning of Treasury Regulation §1.421-1(c)). No Company options have been retroactively granted, or the exercise price of any Company option determined retroactively. All Company options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation. There is no pending audit, investigation or inquiry by any governmental agency or by the Company with respect to the Company’s stock option granting practices or other equity compensation practices.

3.35         Listing on Nasdaq Global Market. The Common Stock of the Company is listed on the Nasdaq Global Market under the ticker symbol “NRGN.” The Company has not received any notice that it is not in compliance with the listing requirements of the Nasdaq Global Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be (except as a result of minimum trading price requirements), in compliance with all such listing requirements. There are no affiliations with FINRA among the Company’s officers or directors or, to the Company’s knowledge, any of the Company’s 5%-or-greater security holders.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and compliance by the Company with its obligations hereunder will not cause the Company to fail to be in compliance with the listing requirements of the Nasdaq Global Market.

3.36         No Manipulation of Common Stock. The Company has not taken any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or the Exchange Shares.

3.37         Vote Required. A quorum of the holders of the outstanding Common Stock, represented in person or by proxy, is necessary to hold a meeting of the Company’s stockholders to approve the Exchange contemplated by both this Agreement and by the Certificate of Designations, and a vote of the majority of the holders of the outstanding Common Stock, whether in person or by proxy, is required to approve the Exchange contemplated by both this Agreement and by the Certificate of Designations.  No other vote of the holders of any class or series of the Company securities is necessary to approve the transaction documents and the transactions contemplated hereby and thereby.

3.38         Brokers or Finders.  Except for Pacific Growth Equities, LLC, Leerink Swann LLC, Oppenheimer & Co. and Merriman Curhan Ford & Co. (the “Placement Agents”), the Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and, except for certain fees and expenses payable by the Company to the Placement Agents, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.39         Private Placement.  Assuming the accuracy of the Purchasers’ representations and warranties under Section 5, the offer and sale of the Shares to the Purchasers as contemplated hereby is exempt from the registration requirements of the Securities Act.

3.40         Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Agreements, and the information set forth on the Disclosure Schedule, the Company represents, covenants and agrees that neither it nor any other person acting on its behalf has provided any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representation and covenant in effecting transactions in securities of the Company.

4.                             Representations and Warranties of the Purchasers.

Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as follows:

4.1           Authorization.  All action on the part of such Purchaser and, if applicable, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated therein has been taken.  When executed and delivered, each of the Transaction Agreements will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Such Purchaser has all requisite corporate power to enter into each of the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements.  Such Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares for an indefinite period of time.  The Purchaser acknowledges that the Placement Agents have made no representations or warranties regarding the Company; the Purchaser agrees that neither the Placement Agents nor any of their respective controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Purchaser or any person asserting claims on behalf of or in right of the Purchaser for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the Purchaser’s purchase of Shares.

4.2           Purchase Entirely for Own Account.  Such Purchaser is acquiring the Securities being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. Such Purchaser has not entered into an agreement or understanding with any other party to resell or distribute such shares.

4.3           Investor Status; Etc.  Such Purchaser certifies and represents to the Company that it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Securities.  Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment.  Such Purchaser has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities and has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

4.4           Confidential Information.  Each Purchaser understands that the existence and nature of this offering and the Transaction Agreements, is strictly confidential and proprietary to the Company and is being submitted to the Purchaser solely for such Purchaser’s confidential use in connection with its investment decision regarding the Securities.  Such Purchaser agrees to use such information for the sole purpose of evaluating a possible investment in the Securities and such Purchaser hereby acknowledges that it is prohibited from reproducing or distributing the Transaction Agreements, or any other offering materials, in whole or in part, or divulging or discussing any of their contents except for use internally and by its legal counsel and except as required by law or legal process.  Such Purchaser understands that the federal securities laws prohibit any person who possesses material nonpublic information about a company from trading in securities of such company.  Such Purchaser understands that the Company deems the information in the Disclosure Schedule delivered herewith to be material nonpublic information.

4.5           Securities Not Registered.  Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.  The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.6           No Conflict.  The execution and delivery of the Transaction Agreements by such Purchaser and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, (ii) any material agreement or instrument, permit, franchise, or license or (iii) any judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

4.7           Consents.  All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing Date.

5.                             Conditions Precedent.

5.1           Conditions to the Obligation of the Purchasers to Consummate the Closing.  The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Units being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a)        The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.1(a)).

(b)        The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Units and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(c)        The Registration Rights Agreement shall have been executed and delivered by the Company.

(d)        In connection with the issuance of the Shares and the transactions contemplated hereby, the Company shall have submitted or shall submit on the date hereof to the NASDAQ Stock Market a “Notification Form: Listing of Additional Shares” as well as any necessary supporting documentation.

(e)        The Company shall not be in breach of any of its obligations under any of the Transaction Agreements and shall have performed all obligations and conditions herein and therein required to be performed or observed by the Company on or prior to the Closing Date.

(f)         The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(g)        There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

(h)        The purchase of and payment for the Units by the Purchasers shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(i)         All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to such Purchaser, the Purchasers shall have received an opinion of legal counsel to the Company substantially in the form of Exhibit E attached hereto, and such Purchaser shall have received such certificates of the Company’s officers certifying the conditions specified in Section 5.1(a) above.

(j)         No stop order or suspension of trading shall have been imposed by the NASDAQ Stock Market, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

5.2           Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to consummate the Closing and to issue and sell to each of the Purchasers the Units to be purchased by it at the Closing is subject to the satisfaction of the following conditions precedent:

(a)        The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of each Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.2(a)).

(b)        The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Units and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(c)        The Registration Rights Agreement shall have been executed and delivered by each Purchaser.

(d)        The Purchasers shall have performed all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to the Closing Date.

(e)        There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

(f)         The sale of the Units by the Company shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(g)        Each of the Purchasers shall have executed and delivered to the Company an Investor Questionnaire, in the form attached hereto as Appendix I, pursuant to which each such Purchaser shall provide information necessary to confirm each such Purchaser’s status as an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act) and to enable the Company to comply with the Registration Rights Agreement.

(h)        [intentionally omitted]

(i)         All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

6.                             Transfer, Legends.

6.1           Securities Law Transfer Restrictions.

(a)        Each Purchaser understands that the Securities have not been registered under the Securities Act or any state securities laws, and each Purchaser agrees that it will not dispose of the Securities unless (a) the resale of the Securities is registered under the Securities Act, or (b) such registration is not required under the Securities Act or any applicable state securities law due to the applicability of an exemption therefrom.  In that connection, such Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.

(b)        Each Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agents that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of Securities, in any jurisdiction outside of the United States where action for that purpose is required.  Each Purchaser outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense.

6.2           Legends.

(a)        Each certificate representing any of the Securities shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES. “

(b)        After the earlier of: (i) the effectiveness of any Registration Statement and receipt by the Company of a Purchaser’s written confirmation that the Exchange Shares or Warrant Shares covered thereby will not be disposed of except in compliance with the prospectus delivery requirements of the Securities Act; or (ii) Rule 144 under the Securities Act becoming available to a Purchaser, the Company shall, upon such Purchaser’s written request, promptly deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares.  From and after the earlier of such dates, upon a Purchaser’s written request, the Company shall promptly, and in any event within 3 business days of receipt of such certificates, cause certificates evidencing the Purchaser’s Securities to be replaced with certificates which do not bear such restrictive legends, and Securities subsequently issued, including upon exercise of the Warrants, shall not bear such restrictive legends.  If the Securities may be issued without restrictive legends, the Company shall use its commercially reasonable best efforts to deliver, or cause to be delivered, Securities electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available.  If (1) an unlegended certificate is not delivered to a Purchaser within three (3) Business Days of submission by that Purchaser of a legended certificate and supporting documentation to the Transfer Agent as provided above as a result of a breach of the Company’s covenants above and (2) prior to the time such unlegended certificate is received by the Purchaser, the Purchaser, or any third party on behalf of such Purchaser or for the

Purchaser’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Purchaser of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Purchaser (for costs incurred either directly by such Purchaser or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Purchaser as a result of the sale to which such Buy-In relates.  The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.  Notwithstanding the foregoing, the Company’s obligation to issue unlegended certificates pursuant to this Paragraph 6.2(b) shall be excused, and the Purchaser shall have no Buy-In rights in respect thereto, if: (i) the SEC promulgates any rule or interpretation expressly prohibiting removal of legends in such circumstances; (ii) the SEC or other regulatory authority instructs the Company or its transfer agent not to remove such legends; or (iii) the SEC makes it a condition to the effectiveness of any Registration Statement to that the Company continue to keep such legends in place.

(c)        The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

7.                             Covenants and Agreements of the Company.

7.1           No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

7.2           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.3           Listing of Exchange Shares and Warrant Shares and Related Matters.  Subject to official notice of issuance, the Company shall take all necessary action to cause the Exchange Shares and Warrant Shares to be listed on the Nasdaq Global Market no later than the issuance date for such Exchange Shares and Warrant Shares.  In addition, if the Company applies to have shares of its Common Stock or other securities traded on any other principal stock exchange or market, the Company shall include in such application the Exchange Shares and Warrant Shares and will take such other action as is necessary to cause such Exchange Shares and Warrant Shares to be so listed.  The Company will use best efforts to continue the listing and trading of its Common Stock on the Nasdaq Global Market and, in accordance, therewith, will use best efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.4           Proxy Statement; Stockholders Meeting.

(a)        On or before the 120th day following the Closing (the “Stockholders Meeting Deadline”), the Company shall hold a meeting of its stockholders (which meeting may be an annual or special meeting) (the “Stockholders Meeting”) at which the Company shall seek, and use its best efforts to obtain, approval from the Company’s stockholders for: (i) amendments to the Company’s Certificate of Incorporation to increase the total number of shares of Common Stock authorized for issuance by the Company to not less than 100,000,000 shares; (ii) the Exchange; and (iii) any stockholder approvals required by the listing standards of the Nasdaq Global Market (together, the “Proposals”).  In connection therewith, the Company will prepare and promptly file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company.  Each Purchaser shall promptly furnish in writing to the Company such information relating to such Purchaser and its investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement.  The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading.  If the Company should discover at any time prior to the Stockholders Meeting, any event relating to the Company or the Subsidiary or any of their respective affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the Exchange Act, the Company will promptly inform the Purchasers thereof.

(b)        Subject to their fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s stockholders that the stockholders vote in favor of the Proposals (the “Company Board Recommendation”) and take all commercially reasonable action to solicit the approval of the stockholders for the Proposals unless the Board of Directors shall have modified, amended or withdrawn the Company Board Recommendation pursuant to the provisions of the immediately succeeding sentence.  Whether or not the Company’s Board of Directors modifies, amends or withdraws the Company Board Recommendation pursuant to the immediately preceding sentence, the Company shall, in accordance with Section 146 of the Delaware General Corporation Law and the provisions of its Certificate of Incorporation and Bylaws, (i) take all action necessary to convene the Stockholders Meeting on or prior to the Stockholders Meeting Deadline, to consider and vote upon the approval of the Proposals and (ii) submit the Proposals at the Stockholders Meeting to the stockholders of the Company for their approval.

(c)        The Company and the Purchasers hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 7.3. Therefore, the Purchasers shall have the right to specific performance of such obligations, and if the Purchasers shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

7.5           Equal Treatment of Purchasers.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Agreements or in consideration of the exchange, redemption or repurchase of any Security unless the same consideration is also offered to all of the parties to the Transaction Agreements.  For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.6           HSR Filing. If required, the Company and any required Purchaser shall (i) as soon as practicable after the date of the Exchange, but in no event later than 20 days following the Exchange, file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Federal Trade Commission relating to the transaction contemplated by this Agreement, (ii) use their best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission for additional information or documentation and (iii) request that the waiting period under the HSR Act be terminated early.

7.7           Covenants Pending Closing. The Company shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

7.8           Tax Covenants. The Purchasers and the Company agree not to treat the Shares as “preferred stock” within the meaning of Treasury Regulation Section 1.305-5 for United States income tax purposes. Based upon the terms of the Shares as of the Closing Date, the Company shall report dividend income for federal, and any applicable state and local income tax purposes to the Purchasers solely to the extent that cash dividends are paid on the Shares. Neither the Company nor the Purchasers shall take any position contrary to the foregoing on any tax return. Notwithstanding the foregoing, neither the Purchasers nor the Company shall be required to take any action pursuant to this Section 7.8 if doing so would be reasonably likely, based upon advice of the Company’s tax advisers, to be unfounded, unlawful or potentially subject the Purchasers or the Company to a material penalty.

8.                             Termination of Obligations to Effect the Closing.

8.1           The obligations of the Company, on the one hand, and the Purchasers, on the other hand, to effect the Closing shall terminate as follows:

(a)        Upon the mutual written consent of the Company and the Majority Purchasers;

(b)        By the Company if any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(c)        By any Purchaser (with respect to itself only) if any of the conditions set forth in Section 5.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or

(d)        By either the Company or any Purchaser (with respect to itself only) if the Closing has not occurred on or prior to 7th Business Day following the date of this Agreement;

provided, however, that, except in the case of clause (a) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Agreements if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

8.2           In the event of termination by any Purchaser of its obligations to effect the Closing pursuant to this Section 8 (such Purchaser, a “Non-Participating Purchaser”), written notice thereof shall forthwith be given by the Non-Participating Purchaser to the Company and the other Purchasers, and each other Purchaser shall have the right (but not the obligation) to purchase a pro rata portion of the Non-Participating Purchaser’s allocated portion of the total number of Units to be acquired by all Purchasers under this Agreement (or such greater portion of the Non-Participating Purchaser’s allocated portion of the Units as otherwise agreed to among each of the other Purchasers electing to purchase a portion of the Non-Participating Purchaser’s allocated portion of the Units).  Nothing in this Section 8 shall be deemed to terminate the Company’s other obligations hereunder of under the other Transaction Agreements (including the Company’s obligations under Section 7 hereof), or to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Agreements.

9.                             Miscellaneous Provisions.

9.1           Public Statements or Releases.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Purchasers without the prior consent of the Company (in the case of a release or announcement by the Purchasers) or the Majority Purchasers (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchasers, as the case may be, shall allow the Purchasers or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  By 9:30 a.m. (New York City time) on April 9, 2008, the Company shall issue a press release disclosing the transactions contemplated by this Agreement and the information on the Disclosure Schedule.  In addition, the Company will make such other filings and notices relating to the Transaction Agreements and the transactions contemplated thereby in the manner and time required by the SEC or the Nasdaq Global Market.

9.2           Further Assurances.  Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

9.3           Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.4           Pronouns.  All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

9.5           Notices.  Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(a)        All correspondence to the Company shall be addressed as follows:

Neurogen Corporation

35 NE Industrial Road

Branford, CT 06405

ATTN: Stephen R. Davis, President and Chief Executive Officer

with a copy (not constituting notice) addressed to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

ATTN: B. Shayne Kennedy, Esq.

(b)        All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A.

(c)        Any entity may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

9.6           Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.7           Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.8           Governing Law. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.9           Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Company and the Majority Purchasers.

9.10         Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.11         Expenses.  Each party will bear its own costs and expenses in connection with this Agreement.

9.12         Assignment.  The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party.  No party may assign its rights or obligations under this Agreement or designate another person: (i) to perform all or part of its obligations under this Agreement; or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that a Purchaser may assign its rights hereunder with respect to any Securities transferred to a “Qualified Holder” pursuant to and in compliance with Section 13 of the Registration Rights Agreement, and may

designate such Qualified Holder to perform the duties of the Purchaser hereunder with respect to such transferred Units; provided, further that irrespective of such transfer and designation the Purchaser shall remain obligated hereunder with respect to all of such Purchaser’s purchased Units.  In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

9.13         Survival.  The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein required to be performed prior to Closing, shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of two years and the other covenants and agreements contained herein shall survive indefinitely, without regard to any investigation made by any party.

9.14         Limitation on Enforcement of Remedies. The Company hereby agrees that it will not assert against the limited partners of any of the Purchasers any claim it may have under this Agreement by reason of any failure or alleged failure by such Purchaser to meet its obligations hereunder.

9.15         No Effect on Securities Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, all of the terms, covenants, agreements, conditions and provisions of that certain Securities Purchase Agreement, dated as of March 19, 2004, as amended on March 26, 2004, by and between the Company and each of the investors listed on the signature pages thereto, including any rights of any Purchaser that currently holds shares of Common Stock that were purchased thereunder, shall remain in full force and effect in accordance with their terms.

9.16         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.17         Entire Agreement.  This Agreement and the Registration Rights Agreement constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Majority Purchasers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

NEUROGEN CORPORATION

By:	/s/ Stephen R. Davis
Name:	Stephen R. Davis
Title:	President and Chief Executive Officer

THE PURCHASER’S SIGNATURE TO THE INVESTOR QUESTIONNAIRE DATED OF EVEN DATE HEREWITH SHALL CONSTITUTE THE PURCHASER’S SIGNATURE TO THIS SECURITIES PURCHASE AGREEMENT.

Exhibit A

SCHEDULE OF PURCHASERS

Purchaser Name and Address	Number of Units to be Purchased	Aggregate Purchase Price
Warburg Pincus Private Equity VIII, L.P.	192,307	$5,999,978.40
Tang Capital Partners, LP	128,205	$3,999,996.00
Baker Tisch Investments, L.P.	4,812	$150,134.40
Baker Bros. Investments, L.P.	5,260	$164,112.00
Baker Bros. Investments II, L.P.	4,370	$136,344.00
Baker Bros. Investments II, LP	274	$8,548.80
Baker Biotech Fund I, L.P.	50,175	$1,565,460.00
Baker Brothers Life Sciences, L.P.	52,737	$1,645,394.40
Caduceus Capital Master Fund Limited	30,770	$3,000,004.80
Caduceus Capital II, LP	34,616	$0
UBS Eucalyptus Fund, LLC	17,307	$0
PW Eucalyptus Fund, LLC	1,923	$0
Summer Street Life Sciences Hedge Fund Investors LLC	11,538	$0
Domain Public Equity Partners, L.P.	96,154	$3,000,004.80
Four-Fourteen Partners, LLC	96,154	$3,000,004.80
Special Situations Life Sciences Fund, LP	15,625	$487,500.00
Special Situations Life Sciences Fund III QP, LP	80,529	$2,512,504.80
Zeke, LP	64,103	$2,000,013.60
Perceptive Life Sciences Master Fund, Ltd.	38,462	$1,200,014.40
PGE Partner Fund, LP	11,539	$360,016.80
PGE Venture Fund, LLC	3,206	$239,990.40
PGE Partner Fund II, LP	7,692	$100,027.20
Cascade Capital Partners, L.P.	16,025	$499,980.00
John Simon	9,615	$299,988.00
Clarion Capital Corporation	8,013	$250,005.60
Total	981,411	$30,620,023.20

Exhibit B

FORM OF WARRANT

Exhibit C

REGISTRATION RIGHTS AGREEMENT

Exhibit D

CERTIFICATE OF DESIGNATIONS

Exhibit E

FORM OF LEGAL OPINION